Exhibit 99.1

SILICON LABORATORIES RAISES GUIDANCE FOR SECOND QUARTER

—Revenue and EPS Upside Due to Strong Demand—

AUSTIN, Texas – June 24, 2008 – Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today announced it raised second quarter revenue guidance to $102 to $104 million, up from $98 to $101 million, due to stronger than expected demand, particularly in the voice and embedded modem businesses. The guidance revision was provided as an update concurrent with the announcement of the acquisition of Integration Associates, also made today.

Based on increased revenue expectations, GAAP diluted earnings per share for the quarter are expected to increase to $0.23 to $0.25 compared to previous guidance of $0.20 to $0.22, and non-GAAP diluted earnings per share are expected to increase to $0.40 to $0.42 compared to previous guidance of $0.37 to $0.39. Non-GAAP earnings per share exclude anticipated non-cash charges of $0.17 for stock compensation expenses.

Conference Call Wednesday, June 25th

The company will host a conference call to discuss the upward guidance revision and today’s announcement of the agreement to acquire Integration Associates on Wednesday, June 25th at 7:30 a.m. central time. To access the presentation and audio webcast, visit Silicon Laboratories’ website under Investor Relations at http://www.silabs.com.  A replay will be available after the call until July 9th at the website listed above or by calling 866-431-5843 (U.S.) or +1 203-369-0958 (international).

About Silicon Laboratories Inc.

Silicon Laboratories is an industry leader in the innovation of high-performance, analog-intensive, mixed-signal ICs.  Developed by a world-class engineering team with unsurpassed expertise in mixed-signal design, Silicon Labs’ diverse portfolio of highly-integrated, easy-to-use products offers customers significant advantages in performance, size and power consumption.  These patented solutions serve a broad set of markets and applications including consumer, communications, computing, industrial and automotive.

Headquartered in Austin, TX, Silicon Labs is a global enterprise with operations, sales and design activities worldwide.  The company is committed to contributing to our customers’ success by recruiting the highest quality talent to create industry-changing innovations. For more information about Silicon Labs, please visit www.silabs.com.

Forward Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will,” “guidance” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, dependence on a limited number of products and customers; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth; dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions and divestitures; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon

Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

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